Exhibit 99.1

CORMEDIX ANNOUNCES FDA ACCEPTANCE FOR PRIORITY REVIEW OF SUPPLEMENTAL NDA FOR REZZAYO® (REZAFUNGIN) FOR PROPHYLAXIS OF INVASIVE FUNGAL DISEASES

Parsippany, NJ – October 19, 2026 – CorMedix Therapeutics (Nasdaq: CRMD) today announced that the U.S. Food and Drug Administration (FDA) has accepted for filing the supplemental New Drug Application (sNDA) seeking approval of REZZAYO® (rezafungin for injection) for the prophylaxis of invasive fungal disease. The sNDA was submitted by Mundipharma, CorMedix’s global development partner, and the FDA has granted Priority Review with a Prescription Drug User Fee Act (PDUFA) target action date in Q1 2027. The sNDA is supported by the Phase III ReSPECT pivotal study, for which CorMedix announced positive topline results in April. ReSPECT evaluated the efficacy and safety of once weekly rezafungin (rezafungin acetate) compared with a standard antimicrobial regimen (SAR) for the prophylaxis of invasive fungal diseases in adults undergoing allogeneic HSCT. If REZZAYO is approved for this new indication, CorMedix is targeting to begin promotional efforts beginning in H2 2027.

“The FDA’s acceptance of this supplemental application for Priority Review is an important regulatory milestone for CorMedix, REZZAYO, and for patients who remain at risk for invasive fungal disease,” said Joseph Todisco, Chairman & Chief Executive Officer of CorMedix. “We are grateful to the patients, investigators and clinicians who participated in ReSPECT and to our partner, Mundipharma, for their contributions in reaching this point. We look forward to working closely with Mundipharma in the coming months ahead of FDA’s action date and will begin to prepare for a potential promotional launch in the second half of 2027.”

About rezafungin

REZZAYO® (rezafungin for injection) is a once-weekly echinocandin antifungal approved by the FDA for the treatment of candidemia and invasive candidiasis in adults and pediatric patients 12 years of age or older who have limited or no alternative options for treatment. Invasive candidiasis continues to be an area of significant unmet need, especially for critically ill patients in hospitals and patients with compromised immune systems. Despite a number of available treatments, mortality rates for patients with invasive candidiasis have been reported to be as high as 40%.

Rezafungin has been studied for the prophylaxis of invasive fungal diseases in adults undergoing allogeneic HSCT. REZZAYO is not approved by the FDA for the prophylaxis of invasive fungal diseases, and its safety and efficacy for that use have not been established. Rezafungin has orphan drug exclusivity through 2035 and patent coverage through 2038 in the U.S.

REZZAYO® is a Registered Trademark of Mundipharma, used under license by Melinta Therapeutics LLC, a wholly owned subsidiary of CorMedix Inc. in the US.

INDICATIONS AND USAGE

REZZAYO® is an echinocandin antifungal indicated in adults and pediatric patients 12 years of age or older who have limited or no alternative options for the treatment of candidemia and invasive candidiasis. Approval of this indication is based on limited clinical safety and efficacy data.

Limitations of Use

REZZAYO® has not been studied in patients with endocarditis, osteomyelitis, and meningitis due to Candida.

IMPORTANT SAFETY INFORMATION

Contraindications

REZZAYO® is contraindicated in patients with known hypersensitivity to rezafungin or other echinocandins.

Warnings and Precautions

●	Hypersensitivity Reactions, including Anaphylaxis: Cases of serious hypersensitivity reactions, including anaphylaxis, have been reported in patients receiving REZZAYO®. If these reactions occur, discontinue REZZAYO® and administer appropriate treatment.

●	Infusion-related Reactions: REZZAYO® may cause infusion-related reactions, including flushing, sensation of warmth, urticaria, nausea, or chest tightness. If these reactions occur, slow or pause the infusion.

●	Photosensitivity: REZZAYO® may cause photosensitivity. Advise patients to use protection from sun exposure and other sources of UV radiation.

●	Hepatic Adverse Reactions: Abnormalities in liver tests have been seen in clinical trial patients treated with REZZAYO®. Monitor patients who develop abnormal liver tests and evaluate patients for their risk/benefit of continuing REZZAYO® therapy.

Adverse Reactions

Most common adverse reactions (incidence ≥ 5%) are hypokalemia, pyrexia, diarrhea, anemia, vomiting, nausea, hypomagnesemia, abdominal pain, constipation, and hypophosphatemia.

About CorMedix

CorMedix Therapeutics is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases in the United States. CorMedix is focused on selling and marketing products in institutional care settings in the US and has field-based medical and commercial infrastructure deployed in hospitals, clinics and infusion centers. For more information visit: www.cormedix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are subject to risks and uncertainties. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions or variations intended to identify forward-looking statements. All statements, other than statements of historical fact, regarding management’s expectations, beliefs, goals or plans or CorMedix’s prospects are forward-looking statements. These include but are not limited to statements regarding the timing and outcome of the FDA’s review of the sNDA for REZZAYO for the prophylaxis of invasive fungal diseases, including the PDUFA target action date; the potential approval and commercial launch of REZZAYO for this indication and the timing thereof and, CorMedix’s and Mundipharma’s ability to complete the regulatory and commercialization activities necessary to support any potential approval and launch. These forward-looking statements are subject to risks and uncertainties, including the risk that the FDA may not approve the sNDA, may request additional data or analyses, may extend the review period, or may approve REZZAYO for this indication with labeling narrower than requested and the risk that topline data announced or published by CorMedix’s from its or its partners’ clinical trials, including the ReSPECT study, may change as more patient data become available or may be interpreted differently if additional data is disclosed . Acceptance for filing and Priority Review do not assure approval. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, and readers are directed to the Risk Factors identified in CorMedix’s filings with the SEC, including its most recent Annual Report on Form 10-K, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and such forward-looking statements speak only as of the date of this press release. Investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry
Managing Director
LifeSci Advisors

daniel@lifesciadvisors.com
(617) 430-7576

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